Exhibit 23-1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of CMP Group, Inc. and Central Maine Power Company on Form S-3 (File Nos. 333-35235; 33-56939; 33-36679; 33-39826; and 33-51611) and Form S-8 (File Nos.
333-49643 and 33-44754) of our report dated January 26, 1999, on our audits of the consolidated financial statements of CMP Group, Inc. and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and the consolidated financial statements and financial statement schedule of Central Maine power Company and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.



Portland, Maine
March 30, 1999